EXHIBIT 4


                                                  EXECUTION COPY


                                 August 17, 1997



              This agreement is entered into to set forth our understanding with respect to the acquisition (the
         "Acquisition") of Delaware Otsego Corporation (the "Company") pursuant to the Merger Agreement, dated as of the date hereof (the "Merger Agreement"), by and among the Company, Walter Rich ("Rich"), CSX Corporation ("CSX") and Norfolk Southern
         Corporation ("NSC").  We have agreed as follows:

              1.   In the event of a termination of the Merger
                   Agreement, Rich shall not participate in any termination fee (as contemplated by Section 8.5(b) of the Merger Agreement), other than with respect to any arrangements which may exist respecting Expenses (as defined in the Merger Agreement).

              2. The terms of the Acquisition shall be as set forth in the Merger Agreement, and CSX, NSC and Rich shall establish LLC and Buyer (as contemplated by the Merger Agreement) as promptly as practicable.

              3. CSX, NSC and Rich shall hereafter negotiate in good faith toward definitive documentation respecting final arrangements on terms along the lines laid out in the term sheet attached to their proposal letter to the Company, dated as of August 8, 1997, as modified by the Merger Agreement.




              IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                            CSX CORPORATION



                                            By: /s/ Mark G. Aron


                                            NORFOLK SOUTHERN CORPORATION



                                            By: /s/ William J. Romig



                                              /s/ Walter Rich
                                            WALTER RICH



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